Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T-(732) 395-4400 F (732) 395-4401 111 Broadway Suite 807 New York, NY 10006 T-(212) 417-8160 F- (212) 417-8161 www.lucbro.com

October 2, 2026

Vertical Data Inc.

1980 Festival Plaza Drive, Suite 300

Las Vegas, NV 89135

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Vertical Data Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Registration Statement”) with respect to the resale of up to an aggregate of 1,373,152 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by the Selling Stockholders named in the Registration Statement.

We have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is part of the Registration Statement. The Registration Statement and Prospectus register the 1,373,152 shares of Common Stock held by the Selling Stockholders named in the Registration Statement (the “Shares”).

In rendering the opinion expressed below, we have examined the Company’s Articles of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, the Registration Statement, and the exhibits thereto, the Prospectus, and such other documents, corporate records, and certificates of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, the 1,373,152 Shares, having previously been issued by the Company, have been duly authorized and are validly issued, fully paid and nonassessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Nevada as reflected in the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of the Nevada and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

Vertical Data Inc.

October 2, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of the name of our firm and related disclosure under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP